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                                                                       Exhibit 5

                             STOCK OPTION AGREEMENT

       THIS AGREEMENT, Made this 30th day of September, 1999, by and between HERITAGE BANKSHARES, INC., a Virginia bank holding company (hereinafter referred to as "Company" and Robert J. Keogh hereinafter referred to as Keogh.

       WHEREAS, The Board of Directors adopted a Stock Option Plan on the 27th day of January 1999.

       WHEREAS, the Stock Option Plan was to become effective after it had been approved by a vote of a majority of the outstanding shares of the Company; and

       WHEREAS, at the Annual Stockholders Meeting held on the 25th of May, 1999, the requisite majority of outstanding shares approved the Stock Option Plan; and

       WHEREAS, the Committee appointed by the Chairman in accordance with the provisions of said Plan wishes to effectuate said Stock Option Plan and to grant options to purchase the stock of the company under the terms and conditions as hereinafter set forth, and said grant was approved by the Board of Directors at its meeting on August 25, 1999.

       NOW THEREFORE , That for and in consideration of the premises and other good and valuable considerations, the parties hereto do convenant and agree as follows:

       1. The Company does hereby grant unto Keogh 3,900 options (one option equaling one share of stock) to purchase 3,900 shares of common stock of Heritage Bankshares, Inc., at an option price of $14.50 per share on the following terms and conditions:

       (a) The options shall accrue to Keogh at the rate of 1/3 per year of the total grant, or 1,300 options per year of service, (the first said year to commence on the 1st day of October, 1999 and shall continue to accrue each year thereafter until the full amount of the grant has been exhausted. Keogh shall have the right to exercise the options in accordance with Section 9 of the Stock Option Plan as soon as they accrue.

       (b) The options granted hereunder shall be exercised within a ten year

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period unless otherwise extended by the Board of directors. In the event that the options are not exercised then they shall lapse at the end of the said ten year period or sooner as hereinafter provided .

       (c) The options are granted upon the condition that Keogh remains in the employment of the Company and in good standing.

       (d) In the event that Keogh resigns or is discharged from the employment of the Company, then he shall be entitled to only the options which have accrued over the period of each full year up to the date of his resignation or discharge but in no event shall fractional shares be granted. Further in case of the above the remaining unaccrued options shall lapse and be of no force and effect.

       (e) The Board of directors have approved said grant of options as contained herein at its meeting on August 25,1999.

       2. The options granted hereunder shall be exercised by a written notice which shall state:

       (a) the election to exercise the option; the number of shares in respect of which it is being exercised; the person in whose name the stock certificate or stock certificates have such shares of common stock is to registered; his and her address and social security number.

       (b) be signed by the person entitled to exercise the option.

       (c) be in writing and delivered in person or by certified mail to the Shareholder Relations Department of the Company.

       3. The options granted hereunder may not be transferred in any manner otherwise than by Will or by the laws of descent and distribution (to anyone other than the Optionee's spouse or executor).

       The terms of this Option shall be binding upon the executors, administrators, heirs, successors and assigns of the Optionee.

Date of Grant:  September 30, 1999

                                      /s/ Peter M. Meredith, Jr
                                      ----------------------------
                                          Peter M. Meredith, Jr
                                          Chairman of the Board

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